UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 11, 2012

WHIRLPOOL CORPORATION

(Exact name of registrant as Specified in Charter)

Delaware	1-3932	38-1490038
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

2000 M-63 North, Benton Harbor, Michigan	49022-2692
(Address of Principal Executive Offices)	(Zip Code)

(269) 923-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On July 11, 2012, Whirlpool Corporation (the “Company”), through its wholly owned subsidiaries, IRE Beteiligungs GmbH and Bauknecht Hausgerate GmbH (together with the Company, “Whirlpool”), entered into a Master Agreement on the Restructuring of Alno AG (the “Agreement”), with Alno AG (“Alno”) and certain of its related entities, creditors and shareholders, which sets out the framework for a restructuring to strengthen Alno’s equity base and reduce its long-term debt. Alno, a longstanding Whirlpool customer in Europe, is one of Germany’s leading kitchen manufacturers. Alno is a publicly traded German stock corporation and Whirlpool owns, on a pre-restructuring basis, approximately 18.25% of its ordinary shares.

The principal actions contemplated by the Agreement are as follows:

•

Subject to approval at its annual general meeting of shareholders in August 2012, Alno has agreed to undertake a reduction in its registered share capital from Euro 2.60 per share to Euro 1.00 per share and simultaneously offer 44 million shares for cash subscription. Alno’s shareholders, including Whirlpool, will be entitled to subscribe for new shares at a per share price of Euro 1.05.

•

Whirlpool has agreed to subscribe for all shares to which it will be entitled. Whirlpool has further agreed to acquire any additional unsubscribed shares as may be necessary to yield minimum gross proceeds to Alno of Euro 46.2 million. These obligations are subject to conditions, including Alno’s continued solvency and the receipt of regulatory approvals, including a waiver of any requirement for Whirlpool to conduct a takeover offer under German law. While Whirlpool cannot predict whether and to what extent it will be obligated to acquire unsubscribed shares, it expects that after the restructuring is completed, it could own indirectly through one or more subsidiaries, more than 50% of Alno’s ordinary share capital. The restructuring contemplates that Alno will use the proceeds of the capital increase to retire substantially all of its bank debt.

•

Whirlpool has agreed to retroactively extend payment terms in favor of Alno, and Alno has agreed to satisfy all of its accounts payable owing to Whirlpool that are or become past due during the remainder of the year by no later than December 31, 2012. The timing of Alno’s payments may depend on the timing of the restructuring.

Whirlpool will determine financing for its subscription of new Alno shares when the amount and timing of payment are finalized. Whirlpool expects that the completion of the restructuring will occur by the end of the fourth quarter of 2012 or the first quarter of 2013, assuming that all steps necessary to the restructuring are completed as currently planned.

Forward-Looking Statements

This report contains forward-looking statements about the planned restructuring of Alno and Whirlpool’s participation therein. These forward-looking statements speak only as of the filing date of this report and should be considered with the understanding that they involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual events or results may vary materially. Whirlpool disclaims any obligation to update these forward-looking statements.

Among the factors that can affect Whirlpool’s expectations expressed in this report are: (i) whether Alno’s shareholders will approve the share capital actions described above; (ii) whether Alno is able to complete the steps necessary to implement its planned capital increase and the other actions contemplated by the Agreement within the required timeframes therefor; (iii) whether all conditions to the restructuring will be satisfied or waived by the applicable parties to the Agreement; and (iv) the compliance by each other party to the Agreement with its obligations thereunder as and when required by the Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHIRLPOOL CORPORATION

Date: July 11, 2012	By:	/s/ KIRSTEN J. HEWITT
Name: Kirsten J. Hewitt
Title: Senior Vice President Corporate Affairs, General Counsel, and Corporate Secretary